Exhibit 10.1

purple

801-756-2600 ☎ 4100 N Chapel Ridge
Ste. 200, Lehi, UT 84043

Amendment to Amended and Restated Employment Agreement

This Amendment to Amended and Restated Employment Agreement (this "Amendment") is hereby entered into as of July 4, 2026 by and between Purple Innovation, Inc. (the "Company") and Robert T. DeMartini ("you"), and constitutes an amendment to your Amended and Restated Employment Agreement with the Company dated March 19, 2022, as amended January 26, 2024, March 12, 2025, July 23, 2025 and August 7, 2025 (as amended, your "Employment Agreement"). Other than expressly herein set forth, your Employment Agreement remains in full force and effect without change.

1. You are eligible to earn an aggregate cash bonus equal to $1,000,000 ("Retention Bonus"). You will earn and vest in the Retention Bonus in the percentages set forth in the chart below if, subject to the specific exceptions set forth below, you remain continuously employed by the Company through the vesting date set forth below corresponding to each such percentage (each such date, a "Retention Bonus Vesting Date"), and neither you nor the Company have given notice of your termination of employment at any time prior to such Retention Bonus Vesting Date:

Percentage	Retention Bonus Vesting Date
10%	October 31, 2026
20%	February 28, 2027
70%	June 30, 2027

Each vested portion of the Retention Bonus will be paid to you in the Company's normal payroll run following the Retention Bonus Vesting Date subject to deduction for tax and other required withholdings.

If before a Retention Bonus Vesting Date (i) the Company terminates your employment without Cause (as defined in your Employment Agreement) and not due to your Disability (as defined below) or (ii) or following a Change in Control (as defined in your Employment Agreement) you resign for Good Reason (as defined in your Employment Agreement) and in either case of (i) or (ii) you execute and do not revoke a general release of claims in the form provided by the Company no later than 60 days following your last day of employment (or such earlier time as set forth in the general release), the Company will pay you the entire amount of the unpaid Retention Bonus in the Company's first normal payroll run following the date the general release is executed by you and irrevocable pursuant to its terms. If prior to a Retention Bonus Vesting Date your employment with the Company ends for any other reason, including without limitation your death, termination by the Company

4911-2658-1176\1

4100 N Chapel Ridge

purple

801-756-2600 ☎ 4100 N Chapel Ridge.
Ste. 200, Lehi, UT 84043

for Cause (as defined in your Employment Agreement) or due to your Disability (as defined below), or your resignation without Good Reason (as defined in your Employment Agreement), or you or the Company provide notice of your termination of employment (but excluding the Company providing notice to you of your termination of employment without Cause (as defined in your Employment Agreement) and not due to your Disability (as defined below), notice by you following a Change a Change in Control of your resignation for Good Reason or notice by you of a Good Leaver Retirement Notice (as defined in Section 2 below)), you will not be eligible for the portion(s) of the Retention Bonus payable in respect of such or any future Retention Bonus Vesting Date.

For purposes of this letter, the term "disability" means you qualify for disability benefits under the Company's long-term disability insurance policy, if such a policy is then in effect, or, if no such policy is then in effect, then you are unable to perform the essential functions of your Company position, after reasonable accommodation by the Company, for a period of at least 120 consecutive days or 180 days in the aggregate during any period of 365 calendar days.

2. If you remain continuously employed by the Company until June 30, 2027, neither you nor the Company have given notice of termination your employment before then, and you give the Company at least six months advance written advisory[1] notice of your intention to retire ("Good Leaver Retirement Notice") on or after June 30, 2027 (or such other date agreed to by you and the Company (by action of the Board of Directors)) and you subsequently retire on the retirement date agreed to by you and the Company's Board of Directors, then

- all of your time-based vesting long-term incentive awards then outstanding and unvested would vest in accordance with the remaining schedule as if you remain employed for an additional twelve (12) months following your retirement date, and

- all of your outstanding performance-based long-term incentive awards then outstanding would be eligible to vest on a pro-rata basis based on the period of time elapsed from the beginning of the performance period applicable to such awards to your retirement date relative to the length of the overall performance period applicable to such awards, subject to actual performance being achieved at the same time as active Company employees with the same type of incentive awards.

[1] This "Good Leaver Retirement Notice" would be tentative and not binding on you or the Company until you and the Company's Board of Directors agree on a retirement date. If you retire before the date agreed to by you and the

4911-2658-1176\1

purple R01 755 - 2600 @ 41jXt FI Chapel Ridge Ste 200 Lehi. UT B40a3 Cnmynn ’s I3nard of Director.s, ycu will not receive the additional benefits dc.scribcd in this Section 2. In addition to the terms and conditions set North above, each and every one of tho compensation anrl bcnefiM descried in Section I and 2 above are subject to your continued compliance, during nnd fcllo ’ing your employment. with Sections S, 6, 7, 8, 24 and 23 Of your Employment Agrccinent. and subject to forfeiture in the event of your breach. In addition all compensation and benefits described in this lstter are subject to forFeiNre or other pmalties pursuant to applicable law or any Company clawback policy. PURPl.E INNOVATION, INC. 4911 - 26S6 - I 176 \ I i ‘ o C ::iJ::y ts o d of D r U l y4, 2 2 6 Robert T. DeMartini